M  A  P  L  E  S  A N D  C  A  L  D  E  R

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Exhibit 5.1

Our ref CAS/194771/1492122/v4

GlobalSantaFe Corporation 15375 Memorial Drive	Direct: +1 345 814 5411
Houston, Texas	E-mail:
TX 77079 U.S.A.	carolyn.smith@maplesandcalder.com

15 December 2005

Dear Sirs

We have acted as counsel in the Cayman Islands to GlobalSantaFe Corporation, a Cayman Islands company (the “Company”), in connection with (i) the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (Registration No. 333-127168) (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and the offering thereof from time to time in accordance with Rule 415 thereunder, of securities of the Company, including Ordinary Shares, with a maximum aggregate offering amount of $1,000,000,000, (ii) a prospectus dated 15 August 2005, as supplemented by the Company’s prospectus supplement thereto dated 14 December 2005 (as so supplemented, the “Prospectus”), relating to the offering of 20,000,000 Ordinary Shares (the “Shares”), filed or to be filed with the Commission pursuant to Rule 424(b) under the Securities Act, and (iii) the offering of the Shares made pursuant to the Registration Statement and the Prospectus (the “Offer”).

1 DOCUMENTS REVIEWED

We have examined the Registration Statement, the Prospectus, the Company’s Amended and Restated Memorandum and Articles of Association, as amended, and originals, or copies certified or otherwise identified, of corporate records of the Company, including, without limitation, the resolutions of the directors adopted at the meeting of the board of directors of the Company held on 7 June 2005 in the form attached to the Certified Resolutions of the Board of Directors executed by the Secretary of the Company dated 11 July 2005 and by unanimous written consent of the board of directors dated 16 August 2005 in the form attached to the Certified Resolutions of the Board of Directors executed by the Assistant Secretary of the Company dated 12 December 2005, a Certificate of Good Standing issued by the

Registrar of Companies of the Cayman Islands in relation to the Company and such matters of law as we have considered necessary or appropriate to enable us to give this opinion. In giving such opinions, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction the subject of this opinion.

This opinion is limited to (i) Cayman Islands law as currently applied by the Cayman Islands courts and (ii) factual matters known to us as at the date hereof and is given on the basis that it will be governed by and construed in accordance with Cayman Islands law. We have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than the Cayman Islands. We have assumed that none of the opinions expressed below would be affected by the laws (including public policy) of any jurisdiction outside the Cayman Islands.

3 OPINION

On the basis of, and subject to, the foregoing and, assuming the completeness and accuracy thereof, it is our opinion that (a) the Company was duly incorporated as an exempted company and is validly existing and in good standing under the laws of the Cayman Islands, and (b) upon due registration of the issue of such Shares in the register of members of the Company and, subject to receipt by the Company in full of the subscription price therefor, the Shares (i) will have been duly authorised in accordance with the Company’s Amended and Restated Memorandum and Articles of Association and (ii) will be validly issued, fully paid and non-assessable and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

4 DISCLOSURE

This opinion speaks as of its date and is strictly limited to the matters stated herein. This opinion is given to you solely for use in connection with the filing of the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the captions “Cayman Islands Tax Considerations” and “Legal Matters”. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinions to you to be filed with the Company’s Current Report on Form 8-K and we authorize them to so rely on this opinion.

Yours faithfully

/s/ Maples and Calder

MAPLES and CALDER